UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):       July 27, 2010

QUINTANA GOLD RESOURCES CORP.
(Exact name of registrant as specified in its charter)

UTAH	000-52206	73-1083773
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

117 – 8880 No. 1 Road, Richmond BC, Canada V7C 4C3
(Address of principal executive offices)

Registrant's telephone number, including area code: (604) 202-3212

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 27, 2010, Quintana Gold Resources Corp. (the “Company”) entered into a Contract Sale Lease Purchase Agreement (the “Agreement”) with Freedom Energy Holdings, Inc., a Maryland corporation with its principal place of business in Fort Wayne, Indiana (“Freedom Energy” or “Seller”).  Under the terms of the Agreement, Freedom Energy is assigning to the Company two leases located in Kansas including the rights to the recovery, processing and refinement of oil on said leases.

The first lease is identified as the Beachner North, located in Neosho County, Kansas and contains approximately 160 acres.  The second lease is identifies as the Worrell, located in Crawford County, Kansas and contains approximately 240 acres.  There are currently 45 low production wells on the two properties that yield approximately 12 barrels of oil per day.

The purchase price for the leases is $1.0 million and 1,000,000 shares of the Company’s authorized, but previously unissued common stock, which shares will be issued to Seller at the closing of the Agreement.  The cash consideration is evidenced by a $1.0 million convertible promissory note payable to Seller with interest at 6% per annum.  It is anticipated that the closing will be approximately 30 days after the execution of the Agreement.  The note is due and payable within a nine month period from the latter of (1) the closing of the Agreement, or (2) the effective date on which the Company’s shares of common stock become eligible for trading in over-the-counter market on the OTC Bulletin Board.  Although the Company will take the necessary and requisite actions to have its shares accepted for trading, there is no assurance that the shares will be accepted for inclusion on the OTC Bulletin Board or any other recognized trading medium.

The note may also be satisfied by converting the principal value plus accrued interest into shares of the Company’s common stock at a conversion price equal to a 33.3% discount to the 30-day average bid price of the Company shares on the date of conversion.

The Agreement also provides that if the Company ceases to be an operating going concern or fails to make full payment of the purchase price, ownership of the leases will revert back to Freedom Energy.  However, if the Company has paid at least $250,000 of the purchase price, the Company will retain a pro-rata share of the lease interest, beginning with 25%, and will earn an additional 25% for each $250,000 payment made to Freedom Energy.

In connection with the Agreement, the Company will enter into an operating agreement with Freedom Energy that will provide management and operating services in connection with the acquired leases.  The Company will reimburse the operator for all expenses incurred to be paid from production revenues and the operator will earn $ 7,500.00 per month.  Management intends to work with the operator and explore various possibilities to expand the production of the leases.

The Agreement contains various representations and warranties and other provisions common to such transactions.  Also, on July 27, 2010, Company’s board of directors appointed Brian Kistler as a director and Vice President of Oil & Gas Operations.  Mr. Kistler is presently the Chief Executive Officer and majority owner of Freedom Energy Holdings, Inc., a company engaged in the research, development and production of oil and gas. Mr. Kistler has in-depth knowledge of the oil and gas industry.  He also has several years experience in the financing industry as a financial advisor.

Notes about Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

Item 9.01                 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.                           Description

10.1           Contract Sale Lease Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

Date: August 2, 2010	By /S/ Delbert G. Blewett
Delbert G. Blewett
President